Exhibit 10.8

FORM OF INDEMNIFICATION AGREEMENT

THIS AGREEMENT dated as of the ______ of _________, ____

BETWEEN:

__________________, an individual having an address at

________________________________________________________-

(the “Indemnitee”)

AND:

MEDALLION RESOURCES LTD., a company incorporated under the laws of the Province of British Columbia having an address at Suite #410- 325 Howe Street, Vancouver, BC V6C 1Z7

(the “Company”)

BACKGROUND:

A.	It is essential to the Company to attract and retain the services of highly qualified individuals as directors and officers of the Company.

B.	Both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies.

C.	In recognition of the Indemnitee’s need for substantial protection against personal liability in order to enhance the Indemnitee’s continued and effective service to the Company and in order to induce the Indemnitee to provide services to the Company as a director, officer or employee, the Company wishes to provide in this Agreement (as hereinafter defined) for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained which includes the Indemnitee as a covered party, for the coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policy or policies (“D&O Policy”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree with each other as follows:

1.	INTERPRETATION

1.1	For purposes of this Agreement, words and terms defined in the recitals above will have the meanings ascribed thereto and the following words and terms will have the meanings ascribed thereto:

(a)	“Agent” means any person who: (a) is or was a director or officer of the Company, (b) is or was serving as a director or officer of another company at a time when such company is or was an affiliate (as defined in the BCBCA) of the Company, or (c) at the request of the Company, is or was or serving as or holds or held a position equivalent to that of a director or officer or employee, as the case may be, of a partnership, joint venture, trust, body corporate or other entity or enterprise;

(b)	“Agreement” means this Indemnification Agreement, as it may be amended from time to time as set forth herein;

(c)	“Articles” means the articles and the notice of articles of the Company;

(d)	“BCBCA” means the Business Corporations Act (British Columbia), as in force and amended from time to time during the term of this Agreement;

(e)	“Board” means the board of directors of the Company;

(f)	“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of British Columbia;

(g)	a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	a sale of all or substantially all of the assets of the Company to another person or entity;

(ii)	any transaction (including, without limitation, an amalgamation, arrangement, reorganization, merger or other corporate transaction involving the Company) that results in any person or one or more persons acting jointly and in concert (within the meaning of the Securities Act (British Columbia)) owning more than fifty percent (50%) of the combined voting power of all classes of shares of the Company; or

(iii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the date hereof (A) who was appointed pursuant to a resolution passed by the Incumbent Board, or (B) whose election, or nomination for election, by the Company’s shareholders was recommended by at least a majority of the directors then comprising the Incumbent Board, will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or solicitation of proxies with respect to the election, appointment or removal of directors;

(h)	“Entitlement Conditions” means the circumstances in which the Indemnitee will be entitled to indemnification against Penalties and payment or advancement of Expenses hereunder and the Company will be authorized to indemnify against Penalties or pay or advance Expenses hereunder as more particularly defined in section 5.2 hereunder;

(i)	“Entitlement Determination” means a determination as to entitlement and authorization as more particularly defined in section 5.2 hereunder;

(j)	“Expenses” means all expenses reasonably and actually incurred by or on behalf of the Indemnitee in connection with a Proceeding including legal fees and disbursements, retainers, accountant’s fees and disbursements, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or participating in or preparing to participate in (including on appeal) a Proceeding, as well as expenses relating to establishing a right to indemnification under this Agreement, the BCBCA, the Articles or otherwise;

(k)	“Penalties” means all damages, judgments, penalties or fines awarded or imposed against the Indemnitee in, or amounts paid or required to be paid by the Indemnitee in settlement of, a Proceeding and includes all goods and services, excise and other taxes, assessments and other charges paid or payable in connection with or in respect of any such damages, judgments, penalties or fines;

(l)	“Proceeding” means any threatened, pending or completed action, suit, arbitration, investigation, inquiry, alternate dispute resolution mechanism, administrative or legislative hearing, or any other proceeding (including, without limitation, any securities laws action, suit, arbitration, alternative dispute resolution mechanism, hearing or proceeding) whether civil, criminal, administrative, arbitrative or investigative and whether or not based upon events occurring, or actions taken, before the date hereof, and any appeal in or related to any such action, suit, arbitration, investigation, hearing or proceeding and any inquiry or investigation, in which the Indemnitee, by reason of their serving as an Agent, is, or may be joined as, a party or a witness or otherwise is required to participate or may be liable for or in respect of any Penalties or Expenses; and

(m)	“Special Legal Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, or in the past two years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification, payment or advancement hereunder, as confirmed by proposed special legal counsel in writing addressed to the Company and the Indemnitee.

2.	INDEMNIFICATION AGAINST PENALTIES

2.1	The Company hereby agrees to indemnify and hold harmless the Indemnitee to the maximum extent permitted by the BCBCA and the Articles against all Penalties to which the Indemnitee is or may become liable in connection with any Proceeding. Notwithstanding the foregoing, the obligations of the Company under this section 2.1 will be subject to the prior condition that an Entitlement Determination has been made pursuant to section 5 that the Indemnitee is entitled to such indemnification and the Company is authorized to grant such indemnification.

3.	PAYMENT OF EXPENSES

3.1	The Company will pay to the Indemnitee, to the maximum extent permitted by the BCBCA and the Articles, after the final disposition of a Proceeding, all Expenses reasonably and actually incurred by or on behalf of the Indemnitee in respect of such Proceeding (or, if applicable, reimburse the Indemnitee for any and all such Expenses previously paid by the Indemnitee) regardless of whether the Indemnitee is successful, in whole or in part, in the outcome of the Proceeding. Notwithstanding the foregoing, the obligations of the Company under this section 3.1 will be subject to the condition that an Entitlement Determination has been made pursuant to section 5 that the Indemnitee is entitled to such payment, the Company is authorized to make such payment and the Expenses were reasonably and actually incurred by or on behalf of the Indemnitee, and the further condition that advancement of the Expense was not previously made under section 4.1.

4.	ADVANCEMENT OF EXPENSES

4.1	The Company will pay, from time to time prior to the final disposition of a Proceeding, all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with a Proceeding. Notwithstanding the foregoing, the Company shall not advance any amounts in respect of Expenses to the Indemnitee under this section 4.1 unless and until an Entitlement Determination has been made in accordance with section 5 that the Indemnitee is entitled to such advance payment, the Company is authorized to make such advance payment and the Expenses were reasonably and actually incurred by or on behalf of the Indemnitee.

4.2	The Indemnitee shall not be required to post or otherwise provide security to secure the repayment of any amounts advanced for Expenses or be required to pay interest, a penalty, a bonus or other payment to the Company on any amounts advanced for Expenses by the Company hereunder, notwithstanding that the Indemnitee may not ultimately be entitled to be indemnified by the Company for Expenses.

5.	DETERMINATION OF ENTITLEMENT

5.1	To obtain indemnification against Penalties and/or payment or advancement of Expenses under sections 2, 3, or 4 of this Agreement, the Indemnitee must submit to the Company a written request providing details of all such Penalties and/or Expenses, as the case may be, together with all documents and other communications filed in or delivered in respect of, or otherwise evidencing details of, the Proceeding in respect of which indemnification and/or advancement or payment is being sought. In addition, where the Indemnitee is requesting advancement of Expenses under section 4, the written request must be preceded or accompanied by a written undertaking, in the form attached as Schedule “A” hereto, by or on behalf of the Indemnitee, to repay any amounts advanced if it should be ultimately determined by a court of competent jurisdiction that any Entitlement Conditions have not been satisfied or that the Indemnitee was not otherwise entitled to payment in respect of the Expenses advanced.

5.2	Indemnification against Penalties or advancement or payment of Expenses under this Agreement will not be made unless a determination has been made (an “Entitlement Determination”) that the following conditions are satisfied (the “Entitlement Conditions”):

(a)	the indemnity or payment is not prohibited by the Articles, as they were at the date hereof and regardless of subsequent amendment, or by law;

(b)	where advancement or payment of Expenses is being sought, the Expenses claimed are reasonable and actually incurred by or on behalf of the Indemnitee;

(c)	in relation to the subject matter of the Proceeding, the Indemnitee acted honestly and in good faith with a view to the best interests of the Company; and

(d)	in the case of a Proceeding other than a civil Proceeding, the Indemnitee had reasonable grounds for believing their conduct in respect of which the Proceeding was brought was lawful.

5.3	The Indemnitee will cooperate with the person(s) making an Entitlement Determination, including providing such person(s) upon reasonable request with any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to the Indemnitee and reasonably necessary to such determination. Any reasonable costs and expenses (including reasonable legal fees and disbursements) incurred by the Indemnitee in so cooperating in the making of an Entitlement Determination will be borne by the Company and the Company will indemnify and hold harmless the Indemnitee therefrom.

5.4	As soon as practicable, but in any case within ten (10) Business Days after receipt by the Company of a request for indemnification against Penalties or advancement or payment of Expenses that complies with section 5.1 hereof, the Entitlement Determination shall be made as follows:

(a)	If a Change in Control has not occurred:

(i)	by the Board by a majority vote of a quorum consisting of directors not, at the time, parties to the Proceeding or, if such quorum cannot be obtained, then by a majority vote of a committee of the Board consisting solely of two or more directors not, at the time, parties to such Proceeding and who were duly designated to act in the matter by a majority vote of the full Board (including directors who are parties to the Proceeding), or

(ii)	by Special Legal Counsel in a written opinion to the Board and the Indemnitee, with Special Legal Counsel selected by the Board or a committee of the Board by vote as set forth immediately above, or, if the requisite quorum of the full Board cannot be obtained and the committee cannot be established, by a majority of the full Board (including directors who are parties to the Proceeding); or

(b)	If a Change in Control has occurred, by Special Legal Counsel in a written opinion to the Board and the Indemnitee, with Special Legal Counsel selected by the Indemnitee,

in either case on written notice to the other party of the identity and address of Special Legal Counsel selected and provided that, in either case, such ten (10) Business Day period may be extended for a reasonable time or times, not to exceed a total of an additional ten (10) Business Days, if the person or persons making said determination in good faith requires additional time for obtaining or evaluating documentation and/or information relating thereto and notice of the extension and an explanation for the extension is provided to the other party prior to the expiration of the initial ten (10) Business Day period.

5.5	If the person(s) making an Entitlement Determination under sections 5.4(a) or 5.4(b) has not made such determination within the period required, the requisite determination will be deemed to have been made and the Indemnitee will be entitled to such indemnification, advancement or payment unless otherwise determined by a court of competent jurisdiction.

5.6	The Company will pay any and all fees and expenses of Special Legal Counsel in connection with any Entitlement Determination regardless of the manner in which Special Legal Counsel was selected.

5.7	If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Penalties to which the Indemnitee is liable or the reasonably and actually incurred Expenses by the Indemnitee in the investigation, defence, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify and hold harmless the Indemnitee for that portion for which the Indemnitee is entitled to indemnification.

5.8	If it is determined or deemed in accordance with the foregoing that the Indemnitee is entitled to indemnification, advancement or payment, the same will be made within three (3) Business Days after such determination.

6.	PRESUMPTIONS

6.1	In making an Entitlement Determination under section 5, the person(s) making such determination will presume that the Indemnitee is entitled to the benefit sought under this Agreement and the Company will have the burden of proof to overcome such presumption on a balance of probabilities.

6.2	Without limiting the generality of section 6.1, where Proceedings are threatened or commenced based on a claim that the Indemnitee voted for or consented to, or is deemed to have voted for or consented to, a resolution authorizing or ratifying any act by or on behalf of the Company in contravention of any provision of the BCBCA, there shall be a presumption, that, in voting for, consenting to or ratifying the resolution approving the act by or on behalf of the Company, the Indemnitee did not fail to comply with the fiduciary obligations and statutory duties required of directors and officers, including under section 142(1) of the BCBCA, and the Company will have the burden of proof to overcome such presumption on a balance of probabilities.

7.	REMEDIES

7.1	In the event that:

(a)	an Entitlement Determination is made that the Indemnitee is not entitled to indemnification or payment under this Agreement in respect of any Proceeding or any particular Expense; or

(b)	indemnification against Penalties or payment or advancement of Expenses due to the Indemnitee under this Agreement is not timely made,

the Indemnitee will be entitled to seek adjudication in an appropriate court of competent jurisdiction of such Indemnitee’s entitlement to such right or an order to recover damages for breach of this Agreement.

7.2	In any judicial proceeding commenced pursuant to this section 7, the Company will have the burden of proving on the balance of probabilities that the Indemnitee is not entitled to indemnification or advancement or payment of Expenses, as the case may be.

7.3	Subject to section 18.1, in the event that the Indemnitee seeks a judicial adjudication of such Indemnitee’s rights under, or to recover damages for breach of this Agreement, to the extent the Indemnitee is successful in the outcome of such proceeding, the Indemnitee will be entitled to recover from the Company any and all reasonable Expenses actually incurred by the Indemnitee in connection with such proceeding in accordance with the terms of this Agreement.

8.	NOTIFICATION AND DEFENSE OF CLAIMS

8.1	The Indemnitee will promptly notify the Company in writing upon being served with or otherwise notified of any summons, citation, subpoena, complaint, indictment, information, notice or other document or communication relating to any Proceeding or matter which may be subject to indemnification against Penalties or the payment of Expenses hereunder or any investigation related to a potential Proceeding, but the failure to so notify the Company will not relieve the Company from any liability that the Company may have to the Indemnitee under this Agreement unless the Company is actually prejudiced thereby. In addition, the Indemnitee shall give the Company such information and co-operation regarding such Proceeding as the Company may reasonably require.

8.2	With respect to any such Proceeding:

(a)	the Company will be entitled to participate therein at its own expense; and

(b)	except as otherwise provided below, the Company will be entitled to assume the defense thereof, with qualified legal counsel chosen at its discretion, upon delivery to the Indemnitee of written notice of its election to do so. After notice from the Company to the Indemnitee of the Company’s election to assume the defense thereof, the Company will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. If the Company assumes conduct of the defence on behalf of the Indemnitee, the Indemnitee consents to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnitee will fully cooperate in the defence including, without limitation, providing documents in the possession or reasonably available to the Indemnitee, attending examinations for discovery, making affidavits, meeting with counsel and testifying and divulging to the Company all information known by the Indemnitee and reasonably required to defend or prosecute the Proceeding. The Indemnitee will have the right to employ the Indemnitee’s own counsel in such Proceeding, but the fees and disbursements of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof will be at the expense of the Indemnitee unless:

(i)	the employment of counsel by the Indemnitee has been authorized in writing by the Company;

(ii)	the Indemnitee shall have been advised in a written opinion of counsel acceptable to the Company, acting reasonably, addressed to the Indemnitee and to the Company stating that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defence;

(iii)	such Proceeding seeks penalties or other relief against the Indemnitee with respect to which the Company could not provide monetary indemnification to the Indemnitee (such as injunctive relief or incarceration); or

(iv)	the Company has not employed counsel to assume the defense of such action,

in each of which cases the fees and disbursements of the Indemnitee’s counsel will be at the expense of the Company.

8.3	The Company will not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which counsel will have reached the conclusion specified in section 8.2(b)(ii), or which involves penalties or other relief against the Indemnitee of the type referred to in section 8.2(b)(iii).

8.4	If, at the time of the receipt of a notice of a claim pursuant to section 8.1 the Company has a D&O Policy in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay to the Company, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

9.	SETTLEMENT OF CLAIMS

9.1	The Company will have no obligation to indemnify the Indemnitee under this Agreement for amounts paid in settlement of a Proceeding without the Company’s prior written consent. The Company will not settle any Proceeding in any manner that would impose any fine or other obligation on the Indemnitee or violate any D&O Policy without the Indemnitee’s prior written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

10.	NON-EXCLUSIVITY, CONTINUATION AND SURVIVAL OF RIGHTS

10.1	The rights of indemnification, payment and advancement provided by this Agreement will not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Articles, any other agreement, a vote of shareholders, a resolution of the Board or otherwise. The provisions set forth in this Agreement are provided in addition to and as a means of furtherance and implementation of, and not in limitation of, any such rights afforded the Indemnitee under any of the foregoing.

10.2	To the extent that there is a change in applicable law, or an amendment to the Articles that allows greater indemnification or rights to payment or advancement of Expenses than would be afforded under the Articles and this Agreement at the date hereof, it is the intent of the parties hereto that the Indemnitee will enjoy by virtue of this Agreement the greater benefit so afforded by such change. Any amendment or repeal of any applicable law that adversely affects any right of the Indemnitee shall, to the extent not otherwise required by such law to be applied to this Agreement, have no effect on this Agreement or the parties’ rights and obligations hereunder and shall be prospective only and not limit or eliminate any rights provided hereunder with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment or repeal.

10.3	The rights provided hereunder shall be effective from the date the Indemnitee was first appointed as an Agent. All agreements and obligations of the Company contained herein will continue during the period the Indemnitee is an Agent and will continue after the Indemnitee ceases to be an Agent for so long as the Indemnitee may be subject to any threatened, pending or completed Proceeding by reason of the Indemnitee’s status as an Agent and during the period provided by any applicable statute of limitations for bringing a claim or proceeding for any act or omission occurring during the Indemnitee’s term as an Agent. The agreements and obligations of the Company under this Agreement will not be affected in any way by the re-election or re-appointment from time-to-time of the Indemnitee as a director and/or officer of or acting in a similar capacity with the Company or any Affiliate and shall continue in full force and effect thereafter.

10.4	This Agreement will be binding upon the Company and its successors and assigns and will enure to the benefit of the Indemnitee and the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

10.5	The Company will require and cause any successor (whether direct or indirect by purchase, amalgamation, reorganization, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

10.6	The Company shall give to the Indemnitee fifteen (15) Business Days’ prior notice of any application by the Company for a certificate of continuance in any jurisdiction, indicating the jurisdiction in which it is proposed that the Company will be continued and the proposed date of continuance. Upon receipt of such notice, the Indemnitee may require that the Company make such amendments to this Agreement as the Company and the Indemnitee, acting reasonably, consider necessary or desirable in order to provide the Indemnitee with a comprehensive indemnity under the laws of the proposed jurisdiction of continuance with similar spirit and intent as this Agreement.

11.	INSURANCE SUBROGATION

11.1	To the extent that the Company maintains a D&O Policy, the Indemnitee will be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available and, upon any Change in Control, the Company will use commercially reasonable efforts to obtain or arrange for continuation and/or tail coverage for the Indemnitee to the maximum extent obtainable at such time and, in any event, for at least six (6) years following the Change of Control.

11.2	In the event the Company has paid or is obligated to pay or indemnify against any amount under this Agreement, the Company will be subrogated to the extent of such obligation to all of the rights of recovery of the Indemnitee, who will execute all documents required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

11.3	The Company will not be liable under this Agreement to grant any indemnification or make any payment of amounts otherwise indemnifiable or payable hereunder if and to the extent that the Indemnitee has otherwise actually received such indemnification or payment under any insurance policy, contract, agreement or otherwise.

12.	INCOME TAX

12.1	If the indemnification of the Indemnitee by the advancement, payment or reimbursement of Penalties or Expenses hereunder is determined to be a taxable benefit to the Indemnitee under applicable tax laws or the Company is required by such laws or by the interpretation or administration thereof to withhold any amount from any advancement, payment or reimbursement with respect to the Penalties or the Expenses, the Company shall “gross-up” any such affected advancement, payment or reimbursement so that the Indemnitee receives a net amount equal to the amount the Indemnitee would have received had such advancement, payment or reimbursement not been considered to be a taxable benefit to the Indemnitee or such withholding tax not been payable.

13.	EXCEPTIONS

13.1	Any other provision herein to the contrary notwithstanding, pursuant to the terms of this Agreement the Company shall not be obligated:

(a)	Excluded Acts. to indemnify the Indemnitee for any acts or omissions or transactions from which a director or officer may not be relieved of liability as set forth in the BCBCA; or

(b)	Claims Initiated by the Indemnitee. to indemnify in respect of Penalties or Expenses or advance Expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defence, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the BCBCA, the Articles or any other statute or law; or

(c)	Lack of Good Faith. to indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted to enforce or interpret this Agreement, if a court of competent jurisdiction makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or have lapsed) that any of the material assertions made by the Indemnitee in such proceedings was not made in good faith or was frivolous; or

(d)	Insured Claims. to indemnify the Indemnitee for expenses or liabilities of any type whatsoever which have been paid directly to the Indemnitee by an insurance carrier under a D&O Policy maintained by the Company; or

(e)	Claims for Unlawful Profits. to indemnify the Indemnitee for expenses or the payment of profits arising from the purchase and sale by the Indemnitee of securities in violation of applicable securities laws; or

(f)	Other Indemnification. to indemnify the Indemnitee for Penalties or Expenses for which the Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement.

14.	EFFECTIVENESS OF AGREEMENT

14.1	Both the Company and the Indemnitee acknowledge that in certain instances applicable law or public policy may prohibit the Company from indemnifying the Indemnitee under this Agreement or otherwise. The Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the regulatory authorities to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify the Indemnity.

14.2	Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to applicable law or court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement.

15.	ARTICLES

15.1	The Company shall not repeal or otherwise amend (in a manner which adversely affects the rights of the Indemnitee) the indemnification rights provided under the Articles during the time that the Indemnitee serves as an Agent or for a period of six (6) years following the date that the Indemnitee ceases to be an Agent of the Company.

16.	LIABILITY INSURANCE

16.1	The Company shall, from time to time, make a good faith determination whether or not it is practicable for the Company to obtain and maintain a D&O Policy with a reputable insurance company or companies providing the Agents of the Company with coverage from losses from wrongful acts, or to insure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In any such D&O Policy, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are afforded to the most favourably insured of the Company’s directors and officers, if the Indemnitee is an Agent. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such D&O Policy if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are too high, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

17.	INDEPENDENT LEGAL ADVICE

17.1	The Indemnitee acknowledges that they have consulted with and been advised by their independent legal counsel, or has been given the opportunity but have declined to do so, prior to entering into this Agreement and have fully read the terms and are fully informed of the contents hereof, and they have not been influenced to any extent in signing this Agreement by any representations or statements made by the Company, or by any person or persons representing them, and that they have acted independently in signing this Agreement.

18.	LEGAL EXPENSES

18.1	If any action is instituted by the Indemnitee under this Agreement to enforce or interpret any of the terms hereof, the Indemnitee shall be entitled to be paid all court costs and expenses, including the reasonable fees of counsel, incurred by the Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or have lapsed) that any of the material assertions made by the Indemnitee as a basis for such action were not made in good faith or were frivolous.

19.	GENERAL

19.1	The headings in this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. A reference to a section is to a section of this Agreement and refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.

19.2	Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

19.3	Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

19.4	Any notice, request, demand, direction, declaration or other instrument or communication required or permitted to be given under the provisions of this Agreement shall be given by hand delivered or by e-mail:

(a)	in the case of the Indemnitee:

__________________________

__________________________

__________________________

E-mail:_____________________

(b)	in the case of the Company:

Medallion Resources Ltd.

Suite #410-325 Howe Street,

Vancouver, BC V6C 1Z7

Attention:	Robert Doyle
E-mail:	bdoyle@pacificopportunity.com

Any such notice, request, demand, direction, declaration or other instrument of communication shall be deemed to have been received on the date of delivery, if hand delivered before 5:00 p.m. on a Business Day and, on the date of transmission if received by e-mail before 5:00 p.m. on a Business Day. If received after 5:00 p.m. on a Business Day, or if received on a day which is not a Business Day, receipt shall be deemed to have occurred on the following Business Day. By notice in writing delivered or transmitted as foresaid, either party may change its address or e-mail address for subsequent communications.

19.5	This Agreement will be deemed to have been made in and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein and the parties hereby agree that any claims, disputes or questions arising out of or in relation to this Agreement may be submitted to the jurisdiction of the courts of British Columbia. Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of British Columbia.

19.6	Time will be of the essence of this Agreement.

19.7	This Agreement may be executed and delivered in one or more counterparts and by facsimile, PDF e-mail attachment or other means of electronic transmission, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

19.8	If any section, paragraph, clause or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or enforceable, in whole or in part, such determination shall not affect or impair and shall not be deemed to affect or impair the validity, legality or enforceability of any other section, paragraph, clause or other provision hereof and each such section, paragraph, clause or other provision shall be interpreted in such a manner as shall render them valid, legal and enforceable to the greatest extent permitted by applicable law.

19.9	This Agreement constitutes the entire agreement and supersedes any other previous agreement between the parties with respect to indemnification and there are no other terms, conditions, representations or warranties whether express, implied, oral or written by the parties with respect thereto.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

MEDALLION RESOURCES LTD.

Per:
	Authorized Signatory	Name:

SCHEDULE A

FORM OF UNDERTAKING

UNDERTAKING REGARDING EXPENSE ADVANCES

TO:	MEDALLION RESOURCES LTD.

Re: Indemnification Agreement dated as of __________________________, 2022 (the “Agreement”) between Medallion Resources Ltd., a British Columbia corporation (the “Company”), and the undersigned.

This Undertaking is submitted pursuant to sections 4.1 and 5.1 of the Agreement. Capitalized terms used but not defined herein will have the respective meanings set forth in the Agreement.

I am requesting advance payment of certain Expenses pursuant to section 4.1 of the Agreement (the “Expense Advances”).

I hereby undertake to repay the Expense Advances if it is ultimately determined that I am not entitled to be paid by the Company therefor, or that the Company is not authorized to pay me therefor, in either case under the Agreement or otherwise.

The Expense Advances are, in general, all related to:

[NTD: Details of the Proceeding and the Expense Advance requested to be inserted by the Indemnitee]

DATED at _______________, __________________this ______day of _______, 20 ___.

________________________

Name: ___________________